Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Chief Operating Officer and Chief Financial Officer
412 227 2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2014 Results

Overall Sales Declined Four Percent from Previous Year; However, Sales Volumes Increased for Phthalic Anhydride, Carbon Black Feedstock and Naphthalene

Diluted EPS of $0.08 for the Quarter and Adjusted EPS of $0.39 Negatively Impacted by Lower Product Pricing Coupled with Integration, Plant Outages, Consulting, and Plant Startup Costs

Increased Profitability in European Operations as a Result of Cost-Cutting Actions and Economic Recovery

PITTSBURGH, August 7, 2014 – Koppers Holdings Inc. (NYSE: KOP), a global integrated producer of carbon compounds and treated wood products, today reported consolidated sales of $356.8 million for the second quarter of 2014, a four percent, or $14.1 million, decline from sales of $370.9 million in the prior year quarter. The decrease was driven predominately by lower sales volumes for railroad crossties due to lower raw material availability, as well as lower sales volumes and prices for carbon pitch.

Net income for the quarter was $1.6 million, or $0.08 per diluted share compared to net income attributable to Koppers of $14.4 million, or $0.69 per diluted share in the second quarter of 2013. Adjusted net income and adjusted earnings per share were $8.1 million and $0.39 per share compared to $14.7 million and $0.70 per share in the prior year quarter. Adjusted net income and adjusted EPS for the quarter ended June 30, 2014 were lower than the prior year quarter due to pre-tax charges related to integration, plant outages, consulting, employee benefits and plant startup costs totaling $7.8 million, as well as lower product sales prices and volumes for the company’s Carbon Materials and Chemicals (CMC) and Railroad and Utility Products and Services (RUPS) businesses, respectively.

Commenting on the results, Walt Turner, president and CEO of Koppers, said, “We continue to operate against industry headwinds and remain challenged in our global CMC business due to lower demand in certain regions, which resulted in reduced sales prices and volumes compared to the prior year. However, we have moved aggressively to rationalize capacity in Europe and are evaluating similar steps in North America, which will lower our overall cost structure and improve our capacity utilization and profitability in those regions. We are currently seeing the benefits of these actions in Europe, where our profitability increased substantially in the second quarter on similar sales volumes. We continue to look for opportunities to optimize our production facilities and reduce our cost structure, including our recent announcement that we are applying for permits to construct a new chemicals plant at our Stickney, Illinois facility producing naphthalene and other refined chemicals, which would provide the opportunity to reduce the number of distillation facilities in the U.S. and further improve our cost structure. Our North American railroad business continues to be impacted by reduced hardwood lumber availability, but we are beginning to see increased availability and are optimistic that the second half of the year will be stronger than the first half for this business as we see supplies improve.”

Mr. Turner continued, “We continue to work towards the closing of the Osmose transaction. Subject to the closing conditions being satisfied, we anticipate the completion of the acquisition in the third quarter, which will represent another important step in our long-term growth strategy by expanding both our chemicals offering and extending our existing railroad and utilities products and services platform. The addition of Osmose will further diversify our business and position us for future growth by complementing our existing businesses through leading market positions in strategic end-markets. The synergies from the acquisition are expected to be at least $12 million, and we anticipate that the annual run rate will be realizable by the end of 2015. We are also excited about the startup of our China JV in July and expect to see a profit contribution in 2015.”

“For the second half of the year, we expect overall sales and adjusted operating profit to be higher as we continue to align our strategy and footprint in the current operating environment, including driving costs out of the business and capitalizing on a strengthening European economy,” Mr. Turner said. “As a result of the continued implementation of these cost-savings initiatives throughout the balance of this year, we expect to enter 2015 with a more efficient cost structure which should improve margins and provide opportunities to gain additional sales volumes.”

Summary of Second-Quarter Financial Performance:

•	Sales for CMC totaling $208.6 million decreased by five percent or $11.7 million compared to sales of $220.3 million in the prior year quarter. CMC sales were lower due to lower sales volumes and prices for carbon pitch and lower sales prices for phthalic anhydride and carbon black feedstock, partially offset by higher sales volumes for phthalic anhydride, carbon black feedstock and naphthalene.

•	Sales for RUPS of $148.2 million decreased by two percent or $2.4 million compared to sales of $150.6 million in the prior year quarter. The net decrease in sales in RUPS was due mainly to lower sales volumes for crossties as a result of reduced lumber availability, which was driven by increased competition within hardwood lumber markets. These factors more than offset the additional $8.2 million in revenue contribution from the company’s recent Ashcroft acquisition.

•	Items excluded from adjusted results for the quarter included $6.7 million of pre-tax charges related to impairment and plant closure costs. The $6.7 million is comprised of $4.7 million related to ceasing distillation at our tar plant in the Netherlands, $1.4 million related to impairment charges and accelerated depreciation at our KCCC facility in Tangshan, China, and $0.6 million related to closure of our wood treating plant in Grenada, Mississippi in 2012.

•	Adjusted EBITDA was $27.3 million compared to $37.2 million in the second quarter of 2013 due to the items that impacted adjusted net income and adjusted EPS as noted above.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, August 7, 2014, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 312 3048 in the US/Canada or +1 719 325 2354 for International, Conference ID number 1031370. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at 888 203 1112 or +1 719 457 0820, Conference ID number 1031370. The recording will be available for replay through August 21, 2014.

The live broadcast of Koppers conference call will be available online: http://www.media-server.com/m/acs/23e8e89e71a14d1647f74aaaebcf82ee. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com and www.streetevents.com shortly after the live call and continuing through August 21, 2014.

The following reconciliations are attached to this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, Canada, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, Koppers may not be able to successfully integrate the wood preservatives business and/or the railroad services business of Osmose or such integration may take longer to accomplish than expected; the expected cost savings and any synergies from the Osmose acquisition may not be fully realized within the expected timeframes; disruption from the Osmose acquisition may make it more difficult to maintain relationships with clients, associates or suppliers; the required financing for the Osmose acquisition may not be obtained on the proposed terms and schedule; general economic and business conditions, including continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Income

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$356.8	$370.9	$688.2	$741.3
Cost of sales (excluding items below)	311.9	318.9	597.0	639.4
Depreciation and amortization	9.7	7.3	18.6	14.6
Impairment and restructuring charges	—	—	15.5	—
Selling, general and administrative expenses	21.9	16.2	43.3	33.9

Operating profit	13.3	28.5	13.8	53.4
Other (loss) income	(0.3)	1.0	(0.1)	1.5
Interest expense	6.6	6.6	13.4	13.5

Income before income taxes	6.4	22.9	0.3	41.4
Income taxes	5.6	8.1	(0.4)	15.2

Income (loss) from continuing operations	0.8	14.8	0.7	26.2
Loss from discontinued operations, net of tax	(0.1)	(0.1)	(0.1)	—

Net income	0.7	14.7	0.6	26.2
Net (loss) income attributable to noncontrolling interests	(0.9)	0.3	(3.2)	0.8

Net income attributable to Koppers	$1.6	$14.4	$3.8	$25.4

Earnings (loss) per common share:
Basic-
Continuing operations	$0.08	$0.70	$0.19	$1.23
Discontinued operations	—	(0.01)	—	—

Earnings (loss) per basic common share	$0.08	$0.69	$0.19	$1.23

Diluted-
Continuing operations	$0.08	$0.70	$0.19	$1.21
Discontinued operations	—	(0.01)	—	—

Earnings (loss) per diluted common share	$0.08	$0.69	$0.19	$1.21

Weighted average shares outstanding (in thousands):
Basic	20,475	20,727	20,430	20,697
Diluted	20,582	20,945	20,584	20,935
Dividends declared per common share	$0.25	$0.25	$0.50	$0.50

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	June 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$54.4	$82.2
Accounts receivable, net of allowance of $3.7 and $3.6	159.9	157.9
Income tax receivable	8.9	9.0
Inventories, net	189.2	168.8
Deferred tax assets	12.4	10.0
Loan to related party	9.5	9.5
Other current assets	28.6	35.7

Total current assets	462.9	473.1
Equity in non-consolidated investments	6.2	6.6
Property, plant and equipment, net	215.3	197.0
Goodwill	75.4	72.7
Deferred tax assets	14.7	9.3
Other assets	31.5	26.2

Total assets	$806.0	$784.9

Liabilities
Accounts payable	$93.1	$107.6
Accrued liabilities	73.2	82.4
Dividends payable	5.1	5.1

Total current liabilities	171.4	195.1
Long-term debt	358.4	303.1
Accrued postretirement benefits	31.0	41.6
Deferred tax liabilities	15.9	14.7
Other long-term liabilities	40.7	40.6

Total liabilities	617.4	595.1
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,938,260 and 21,722,492 shares issued	0.2	0.2
Additional paid-in capital	163.0	158.9
Retained earnings	64.7	71.3
Accumulated other comprehensive loss	(4.6)	(10.2)
Treasury stock, at cost; 1,443,248 and 1,390,494 shares	(52.4)	(50.4)

Total Koppers shareholders’ equity	170.9	169.8

Noncontrolling interests	17.7	20.0

Total equity	$188.6	$189.8

Total liabilities and equity	$806.0	$784.9

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013

Cash provided by (used in) operating activities:
Net income	$0.6	$26.2
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	18.6	14.6
Impairment charges	4.7	—
Deferred income taxes	(6.6)	1.8
Equity income (loss), net of dividends received	0.4	(0.4)
Change in other liabilities	(8.2)	(8.6)
Non-cash interest expense	0.8	0.8
Stock-based compensation	3.2	2.8
Other	0.6	(0.4)
(Increase) decrease in working capital:
Accounts receivable	(0.3)	(6.1)
Inventories	(1.8)	5.7
Accounts payable	(15.8)	(0.2)
Accrued liabilities and other working capital	(4.9)	(16.2)

Net cash (used in) provided by operating activities	(8.7)	20.0

Cash (used in) provided by investing activities:
Capital expenditures	(35.6)	(15.7)
Acquisitions, net of cash acquired	(29.6)	—
Net cash proceeds from divestitures and asset sales	—	0.9

Net cash used in investing activities	(65.2)	(14.8)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	138.0	86.3
Repayments of revolving credit	(113.7)	(81.2)
Borrowings of long-term debt	31.2	—
Issuances of Common Stock	0.7	0.2
Repurchases of Common Stock	(2.0)	(1.6)
Proceeds from issuance of noncontrolling interest	1.4	2.3
Payment of deferred financing costs	—	(1.2)
Dividends paid	(10.2)	(10.2)

Net cash provided by (used in) financing activities	45.4	(5.4)
Effect of exchange rate changes on cash	0.7	(3.3)

Net decrease in cash and cash equivalents	(27.8)	(3.5)
Cash and cash equivalents at beginning of period	82.2	66.7

Cash and cash equivalents at end of period	$54.4	$63.2

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in millions)
Net sales:

Carbon Materials and Chemicals	$208.6	$220.3	$411.2	$450.8
Railroad and Utility Products and Services	148.2	150.6	277.0	290.5

Total	$356.8	$370.9	$688.2	$741.3

Operating profit:
Carbon Materials and Chemicals	$3.8	$12.5	$(5.0)	$25.6
Railroad and Utility Products and Services	12.8	16.5	23.9	28.8
Corporate	(3.3)	(0.5)	(5.1)	(1.0)

Total	$13.3	$28.5	$13.8	$53.4
Operating margin:
Carbon Materials and Chemicals	1.8%	5.7%	-1.2%	5.7%
Railroad and Utility Products and Services	8.6%	11.0%	8.6%	9.9%
Total	3.7%	7.7%	2.0%	7.2%
Adjusted operating profit (1):
Carbon Materials and Chemicals	$9.9	$12.5	$18.3	$25.6
Railroad and Utility Products and Services	13.4	16.9	24.5	29.7
All Other	(3.3)	(0.5)	(5.1)	(1.0)

Total	$20.0	$28.9	$37.7	$54.3
Adjusted operating margin:
Carbon Materials and Chemicals	4.7%	5.7%	4.5%	5.7%
Railroad and Utility Products and Services	9.0%	11.2%	8.8%	10.2%
Total	5.6%	7.8%	5.5%	7.3%

(1)	Cost of sales for CMC for the three and six months ended June 30, 2014 includes $2.9 million of pre-tax charges related to capacity rationalization at our tar distillation facility in Uithoorn, The Netherlands and $0.3 million of charges related to the expected closure of our tar distillation facility in Tangshan, China (KCCC). Cost of sales for Railroad and Utility Products and Services for the three and six months ended June 30, 2014 includes $0.6 million of plant closing charges related to the closure of the Grenada, Mississippi wood treating plant in 2012. Depreciation and amortization for the three months ended June 30, 2014 includes $2.1 million of pre-tax charges related to accelerated depreciation at the Uithoorn and KCCC facilities. Selling, general and administrative charges for CMC for the three months ended June 30, 2014 include $0.8 million of pre-tax charges related to capacity rationalization at the Uithoorn facility. Depreciation and amortization for the six months ended June 30, 2014 includes $3.5 million of pre-tax charges related to accelerated depreciation at the Uithoorn and KCCC facilities. Impairment and restructuring charges for CMC for the six months ended June 30, 2014 include $10.8 million of pre-tax charges related to capacity rationalization at Uithoorn and $4.7 million of pre-tax charges related to impairment for KCCC. Selling, general and administrative expenses for CMC for the six months ended June 30, 2014 includes $1.1 million of pre-tax charges related to capacity rationalization at Uithoorn. Cost of sales for RUPS for the three and six months ended June 30, 2013 includes $0.4 million and $0.9 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi.

Koppers believes that adjusted net income, adjusted earnings per share, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to Koppers	$1.6	$14.4	$3.8	$25.4

Items impacting pre-tax income (1)
Impairment and plant closure costs	6.7	0.4	23.9	0.9
Items impacting net income, net of tax and non-controlling interests	6.4	0.2	10.8	0.5
Adjusted net income including discontinued operations	8.0	14.6	14.6	25.9
Discontinued operations	0.1	0.1	0.1	—

Adjusted net income	$8.1	$14.7	$14.7	$25.9

(1)	Cost of sales for CMC for the three and six months ended June 30, 2014 includes $2.9 million of pre-tax charges related to capacity rationalization at our tar distillation facility in Uithoorn, The Netherlands and $0.3 million of charges related to the expected closure of our tar distillation facility in Tangshan, China (KCCC). Cost of sales for Railroad and Utility Products and Services for the three and six months ended June 30, 2014 includes $0.6 million of plant closing charges related to the closure of the Grenada, Mississippi wood treating plant in 2012. Depreciation and amortization for the three months ended June 30, 2014 includes $2.1 million of pre-tax charges related to accelerated depreciation at the Uithoorn and KCCC facilities. Selling, general and administrative charges for CMC for the three months ended June 30, 2014 include $0.8 million of pre-tax charges related to capacity rationalization at the Uithoorn facility. Depreciation and amortization for the six months ended June 30, 2014 includes $3.5 million of pre-tax charges related to accelerated depreciation at the Uithoorn and KCCC facilities. Impairment and restructuring charges for CMC for the six months ended June 30, 2014 include $10.8 million of pre-tax charges related to capacity rationalization at Uithoorn and $4.7 million of pre-tax charges related to impairment for KCCC. Selling, general and administrative expenses for CMC for the six months ended June 30, 2014 includes $1.1 million of pre-tax charges related to capacity rationalization at Uithoorn. Cost of sales for RUPS for the three and six months ended June 30, 2013 includes $0.4 million and $0.9 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income attributable to Koppers	$1.6	$14.4	$3.8	$25.4

Adjusted net income including discontinued operations (from above)	$8.0	$14.6	$14.6	$25.9

Adjusted net income (from above)	$8.1	$14.7	$14.7	$25.9

Denominator for diluted earnings per share (in thousands)	20,582	20,945	20,584	20,935

Earnings per share:
Diluted earnings per share	$0.08	$0.69	$0.19	$1.21
Adjusted earnings per share including discontinued operations	$0.39	$0.70	$0.71	$1.24
Adjusted earnings per share	$0.39	$0.70	$0.71	$1.24

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$0.7	$14.7	$0.6	$26.2
Interest expense	6.6	6.6	13.4	13.5
Depreciation and amortization	9.7	7.3	18.6	14.6
Income tax provision	5.6	8.1	(0.4)	15.2
Discontinued operations	0.1	0.1	0.1	—

EBITDA with noncontrolling interests	22.7	36.8	32.3	69.5

Unusual items impacting net income (1)
Impairment and plant closure costs	4.6	0.4	20.4	0.9

Adjusted EBITDA with noncontrolling interests	$27.3	$37.2	$52.7	$70.4

(1)	Cost of sales for CMC for the three and six months ended June 30, 2014 includes $2.9 million of pre-tax charges related to capacity rationalization at our tar distillation facility in Uithoorn, The Netherlands and $0.3 million of charges related to the expected closure of our tar distillation facility in Tangshan, China (KCCC). Cost of sales for Railroad and Utility Products and Services for the three and six months ended June 30, 2014 includes $0.6 million of plant closing charges related to the closure of the Grenada, Mississippi wood treating plant in 2012. Selling, general and administrative charges for CMC for the three months ended June 30, 2014 include $0.8 million of pre-tax charges related to capacity rationalization at the Uithoorn facility. Impairment and restructuring charges for CMC for the six months ended June 30, 2014 include $10.8 million of pre-tax charges related to capacity rationalization at Uithoorn and $4.7 million of pre-tax charges related to impairment for KCCC. Selling, general and administrative expenses for CMC for the six months ended June 30, 2014 includes $1.1 million of pre-tax charges related to capacity rationalization at Uithoorn. Cost of sales for RUPS for the three and six months ended June 30, 2013 includes $0.4 million and $0.9 million, respectively, of pre-tax expense related to the June 2012 closing of our wood treating plant in Grenada, Mississippi.